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1. INTENTION OF THE PARTIES; DEFINITIONS		1

1.1.	INTENTION OF THE PARTIES	1
1.2.	DEFINITIONS; INTERPRETATION	1

2. WHAT J.P. MORGAN IS REQUIRED TO DO		4

2.1.	THE SERVICES	4
2.2.	NO DUTY TO MONITOR COMPLIANCE	5
2.3.	RESPONSIBILITY FOR TAX RETURNS	5
2.4.	ACCESS TO J.P. MORGAN S RECORDS	5
2.5.	COMPLIANCE WITH LAWS AND REGULATIONS	6
2.6.	CHANGE CONTROL	6
2.7.	REPORT CORRECTIONS	6

3. INSTRUCTIONS		6

3.1.	ACTING ON INSTRUCTIONS; METHOD OF INSTRUCTION; AND UNCLEAR INSTRUCTIONS	7
3.2.	VERIFICATION AND SECURITY PROCEDURE	7
3.3.	INSTRUCTIONS CONTRARY TO LAW/MARKET PRACTICE/FUND DOCUMENTS	7
3.4.	CUT-OFF TIMES	8
3.5.	ELECTRONIC ACCESS	8

4. FEES AND EXPENSES OWING TO J.P. MORGAN		8

4.1.	FEES AND EXPENSES	8

5. ADDITIONAL PROVISIONS		9

5.1.	REPRESENTATIONS OF THE CUSTOMER AND J.P. MORGAN	9
5.2.	THE CUSTOMER TO PROVIDE CERTAIN INFORMATION TO J.P. MORGAN	10
5.3.	U.S. REGULATORY DISCLOSURE; CERTAIN INFORMATION OF THE CUSTOMER	10
5.4.	REDISTRIBUTION OF DATA FROM THIRD PARTIES	10
5.5.	INTELLECTUAL PROPERTY RIGHTS	11
5.6.	INSURANCE	11
5.7.	CONFIDENTIALITY	11
5.8.	USE OF J.P. MORGAN’S NAME	11

6. WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER		12

6.1.	STANDARD OF CARE; LIABILITY	12
6.2.	LIMITATIONS OF J.P. MORGAN’S LIABILITY	12
6.3.	FORCE MAJEURE	13
6.4.	PARTIES MAY CONSULT WITH COUNSEL	13
6.5.	J.P. MORGAN PROVIDES DIVERSE FINANCIAL SERVICES AND MAY GENERATE PROFITS AS A RESULT	13

7. TERM AND TERMINATION		14

7.1.	TERM AND TERMINATION	14
7.2.	OTHER GROUNDS FOR TERMINATION	14
7.3.	TRANSITION FOLLOWING TERMINATION	14

8. MISCELLANEOUS		14

8.1.	NOTICES	14
8.2.	SUCCESSORS AND ASSIGNS	15
8.3.	ENTIRE AGREEMENT AND AMENDMENTS	15
8.4.	GOVERNING LAW AND JURISDICTION	15

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8.5.	SEVERABILITY; WAIVER; AND SURVIVAL	15
8.6.	COUNTERPARTS	16
8.7.	NO THIRD PARTY BENEFICIARIES	16

ANNEX I LIST OF FUNDS		17

ANNEX II FORM OF JOINDER		18

ANNEX III ELECTRONIC ACCESS		21

SCHEDULE 1 SERVICES		23

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AMENDED AND RESTATED FUND SERVICES AGREEMENT

This agreement, dated June 8, 2021 (this “Agreement”), is between Janus Capital Management LLC, the “Customer”), with a place of business at 151 Detroit Street, Denver, CO 80206 and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) with a place of business at 70 Fargo Street, Boston, MA 02210.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties.

(a)

Janus Detroit Street Trust (the “Trust”) is an open-end management investment company, comprised of multiple series, listed in Annex I (each a “Fund” and collectively the “Funds”), registered under the Investment Company Act of 1940 (as amended), as more fully described in the Funds’ Registration Statement, as amended from time to time.

(b)

The Customer and J.P. Morgan previously entered into a Fund Services Agreement dated January 28, 2021 (the “Prior Agreement”) and the parties now desire to amend and restate the Prior Agreement in its entirety.

(c)

The Trust has appointed the Customer to provide certain administrative services to the Trust and the Funds and the Customer wishes to appoint J.P. Morgan as its sub-administrator to provide services to the Funds, as described hereinafter, for the period and on the terms set forth in this Agreement.

(d)

J.P. Morgan has agreed to provide such services to the Funds on behalf of and at the direction of the Customer in accordance with this Agreement. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2.	Definitions; Interpretation.

(a)	Definitions

As used herein, the following terms have the meaning hereinafter stated:

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer) to act on behalf of the Customer under this Agreement, any person who has received a User Code from Customer, or any person authorized by Customer to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” means any cash account established and maintained by J.P. Morgan pursuant to a custody agreement or deposit account agreement in the name of the Trust (or in another name requested

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by the Customer) for any and all cash in any currency received by or on behalf of the J.P. Morgan for the account of the Funds.

“Confidential Information” means all non-public information concerning the Customer or the Trust or its affiliates which J.P. Morgan receives in the course of providing Services under this Agreement. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of J.P. Morgan’s breach of the terms of this Agreement, (ii) information that J.P. Morgan develops independently without using the Customer’s confidential information, (iii) information that J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Customer with respect to that information, or (iv) information that the Customer has designated as non-confidential or consented be disclosed.

“Dependencies” has the meaning set forth in Section 2.1(f).

“Governing Documents” means, as applicable, the certificate of incorporation, bylaws, memorandum of association and articles of association, certificate of formation, limited partnership agreement, limited liability company agreement, investment management agreement or other governing documents of the Trust, as amended from time to time.

“Information Provider” means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

“Instruction” means an instruction, whether or not in fact authorized, that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Intellectual Property Rights” means any and all rights arising under or deriving from any patent. copyright, trademark, trade secret or other form of intellectual property in the United States and throughout the world, including any application or right to apply for registration of, or assert or waive, any such rights.

“Investment Decisions” means decisions in relation to buying, selling or holding any investment, engaging or removing an investment manager, emulation, rebalancing, asset allocation, hedging, treasury or risk management, or any other trading or investment decision.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan.

“J.P. Morgan lndemnitees” means J.P. Morgan, J.P. Morgan Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred).

“Offering Documents” means, as applicable the Registration Statement, prospectus, offering memorandum, statement of additional information, and any other offering documentation of the Trust or Funds as supplemented, updated or amended from time to time.

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“Registration Statement” means the registration statement on Form N-1A of the Trust, filed under the Securities Act of 1933 (as amended) and the Investment Company Act of 1940 (as amended), as amended or supplemented, updated or amended from time to time.

“Reports” means the reports issued by J.P. Morgan in connection with the provision of the Services.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Customer. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, a SWIFT message issued in the name of the Customer, Trust or Funds through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure.

“Service Commencement Date” means the date that J.P. Morgan begins providing the Services, which the parties agree is intended to be on or about June 14, 2021.

“Services” means the services and Reports provided to the Customer and the Funds as described in Schedule 1 to this Agreement (as amended, supplemented or modified from time to time), and as may be modified with respect to any particular Fund in Annex I.

“Shareholder” means a holder of Shares.

“Shares” means the securities (as defined in the Securities Act of 1933 (as amended)) issued by the Funds.

“User Code” means a passwords digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited to” and references to appendices and numbered sections shall be to such addenda and provisions herein.

(iv)

Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

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(v)

The Schedules, Appendices and Annexes to the Agreement are incorporated herein by reference and form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement. If and to the extent that there is an inconsistency between the terms of the body of the Agreement and its Schedules, Appendices and Annexes, the terms of the body of the Agreement shall prevail unless expressly stated otherwise.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1.	The Services.

(a)

The Customer hereby appoints, and beginning on the Service Commencement Date, J.P. Morgan agrees to act as sub-administrator of and to provide the Services to the Funds in accordance with and subject to the terms of this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which the Customer wishes to retain J.P. Morgan to act as sub-administrator hereunder, the Customer shall notify J.P. Morgan in writing. Upon written acceptance by J.P. Morgan, Annex I will be updated to include such Fund(s) and such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable by J.P. Morgan) may be modified with respect to such Fund in writing by the Customer and J.P. Morgan at the time of the addition of such Fund.

(b)

In providing the Services, J.P. Morgan is performing an administrative function for the Customer and is acting solely as agent for the Customer and not as a fiduciary for the Customer, the Trust, any Shareholder or any other third party with respect to the Services, even if J.P. Morgan or a J.P. Morgan Affiliate separately acts in a fiduciary capacity with respect to the Customer. The Customer is responsible for determining that the Services are appropriate for the Funds’ use.

(c)

The Customer acknowledges that J.P. Morgan is not making any recommendation or providing any legal, tax or investment advice in providing the Services. The Customer agrees that the provision of Reports by J.P. Morgan will not be taken in any way to constitute advice from J.P. Morgan as to any matter including Investment Decisions.

(d)

The Customer acknowledges and agrees (i) that J.P. Morgan will make use of various calculation methodologies and assumptions in performing the Services and preparing the Reports, (ii) that it has had an opportunity to make inquiries regarding such methodologies and assumptions, (iii) to J.P. Morgan’s use of such methodologies and assumptions in preparing the Reports and performing the Services, whether or not the Customer availed itself of the opportunity to make inquiries, and (iv) that J.P. Morgan may rely on such methodologies and assumptions for the valuation of holdings, and that any such valuation an is indicative value and does not indicate the actual terms on which the holding could be liquidated.

(e)

The Customer agrees that J.P. Morgan’s ability to provide the Services and comply with the terms of this Agreement is dependent upon the performance of actions or obligations by the Customer, or by any person (other than J.P. Morgan) (the “Dependencies”). In any period during which the Dependencies are not met, the parties will cooperate to ensure that such period is kept as short as reasonably possible and J.P. Morgan will use commercially reasonable efforts to provide the Services, provided that J.P. Morgan shall not be obliged to incur additional costs to do so. The Dependencies are as follows:

(i)	the Customer performing any responsibility set forth in any service-level document or any other documents agreed between the parties from time to time;

(ii)

the Customer, and other service providers of the Customer whose cooperation is reasonably required in order for J.P. Morgan to provide the Services, providing such cooperation, information, documentation, data, notice and Instructions to J.P. Morgan promptly, accurately, adequately and completely and in accordance with any agreed formats or timelines to allow J.P. Morgan to provide the Services;

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(iii)

any information provided to J.P. Morgan by or on behalf of the Customer, or which was prepared or maintained by the Customer or any third party (other than a sub-contractor of J.P. Morgan) on their behalf, being authorized, accurate and complete;

(iv)

the continuation in force of all agreements between the Customer and any third party provider, upon which J.P. Morgan relies in providing the Services and which are not being provided by a J.P. Morgan Affiliate;

(v)	any warranty, representation, covenant or undertaking made by the Customer under this Agreement being and remaining true and correct at all times;

(vi)

communications systems in respect of activities which interface with the Services being and remaining fully operational (whether such systems are operated by the Customer, or a third party (as instructed by the Customer or the Investment Adviser));

(vii)	markets on which the Funds’ securities or derivatives are traded are operating normally, and no cessation or suspension of trading of any securities or derivatives held by the Customer on any market;

(viii)	any information provided to J.P. Morgan by any Information Provider being accurate and complete; and

(ix)	any data that is transitioned to J.P. Morgan prior to the time it begins to provide the Services being accurate and complete.

2.2.	No Duty to Monitor Compliance.

Each party hereto acknowledges J.P. Morgan, in its capacity as the provider of any of the Services, does not have any obligation or duty to monitor or enforce the compliance of the Customer, its Authorized Persons, or any other third party with any restriction or guideline imposed on the Trust , Funds, or the Customer by the Governing Documents, Offering Documents, or any other document, or by law or regulation or otherwise with regard to the Customer, Funds or the Trust.

2.3.	Responsibility for Tax Returns.

The tax services provided by J.P. Morgan shall be limited to those expressly listed in the tax performance schedule (“Tax Services”), which shall be appended to the fee agreement governing the Services. J.P. Morgan is authorized to provide the Tax Services through use of a third-party vendor, currently KPMG, and Customer agrees that any claims in connection with the Tax Services shall be asserted against J.P. Morgan and not KPMG or any third-party vendor. Customer hereby waives its right to assert a claim or commence proceedings against J.P. Morgan’s tax service provider in connection with the Tax Services and acknowledges that J.P. Morgan’s tax service provider accepts no responsibility or liability to Customer in connection with the Tax Services.

2.4.	Access to J.P. Morgan’s Records.

J.P. Morgan will, upon reasonable written notice, allow the Customer (and/or the Funds’ auditors and independent public accountants if required for their examination of books and records pertaining to the Funds’ affairs) reasonable access to the records of J.P. Morgan relating to the Customer and the Funds. To the extent that J.P. Morgan in the ordinary course of business in providing the Services maintains records that the Funds are required to keep pursuant to Rule 31a-1 of the Investment Company Act of 1940 (“40 Act”), J.P. Morgan during the term of the Agreement will retain such records for a time period no less than the applicable retention period for such records specified in Rule 31a-2 of the 40 Act. Upon

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reasonable request by Customer, JPM will provide a copy of the records (or a summary or compilation of records as J.P. Morgan and Customer reasonably, and in good faith, deem satisfactory) to Customer or its designee on and in accordance with its request. J.P. Morgan acknowledges and agrees that the underlying records maintained by J.P. Morgan are the property of Customer.

2.5.	Compliance with Laws and Regulations.

(a)

J.P. Morgan will, in the performance of the Services, comply with Applicable Law that applies to J.P. Morgan in its provision of the Services. The Customer shall comply with Applicable Law in the United States and in each jurisdiction that the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Funds.

(b)

J.P. Morgan is not responsible and shall not be liable for any Liabilities incurred or suffered by any person, whether on their own account or for the account of the Customer, as a result of the failure of the Customer, its Authorized Persons, or any other third party to comply with the Applicable Laws of any country or jurisdiction in which Customer conducts business.

2.6.	Change Control.

(a)

If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. A Change Request, and any related changes to the fees, also may be submitted to document a Change that was previously agreed to or performed by J.P. Morgan.

(b)

Promptly following the receipt of a Change Request, the parties shall agree whether to implement the Change Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 4.1, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)

If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, J.P. Morgan shall be entitled to make an appropriate increase in the fees. J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change to Applicable Law, except that:

(i)	J.P. Morgan shall be entitled to charge the Customer for any changes to software that have been developed or customized exclusively for and at the request of the Customer; and

(ii)

J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

(d)

The parties agree that subject to the terms of this Agreement (including for the avoidance of doubt this Section 2.6) additional entities may become party to this Agreement by signing a joinder to this Agreement in the form set forth in Annex II.

2.7.	Report Corrections.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of the Funds shall be subject to the NAV correction policy and procedures attached to this Agreement as Appendix A to Schedule 1 of this Agreement.

3.	INSTRUCTIONS

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3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)

The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating such Instructions as may be necessary to ensure continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities resulting from the Customer’s failure to perform these responsibilities. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction, except to the extent that such Liabilities are caused by the fraud, negligence or willful misconduct of the J.P. Morgan Indemnitees in the manner in which the Instruction is or is not followed

(b)

To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(c)

J.P. Morgan shall promptly notify an Authorized Person, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification or confirmation satisfactory to it.

3.2.	Verification and Security Procedure.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedure to permit J.P. Morgan to verify the authenticity of Instructions.

(b)

The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. The Customer shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)

The Customer and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

3.3.	Instructions Contrary to Law/Market Practice/Fund Documents.

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to Applicable Law, the Governing Documents, the Offering Documents or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. Notwithstanding the foregoing, J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law, the Governing Documents, the Offering Documents or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will promptly notify the Customer where reasonably practicable.

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3.4.	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer and its Authorized Persons. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable thereafter.

3.5.	Electronic Access.

(a)

Access by the Customer to certain systems, applications or products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex III Electronic Access. The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or products unless otherwise agreed by J.P. Morgan.

(b)

The Customer and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. J.P. Morgan may at it its own cost and expense and at the request of Customer provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(c)	Each of the Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

3.6.	Recording of Telephone Communications.

Either party may record any of their telephone communications.

4.   FEES AND EXPENSES OWING TO J.P. MORGAN

4.1.	Fees and Expenses.

The Customer will pay J.P. Morgan for the Services such fees as may be agreed upon by the parties in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket expenses or incidental expenses, including, market data charges, pricing vendors charges, and costs incurred by J.P. Morgan in determining the value of assets. In addition to the fees provided for above, the Funds shall be responsible for the payment of all properly vouched governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Funds which are incurred by J.P. Morgan.

(a)

J.P. Morgan may make reasonable amendments to the fees at any time should either (i) the Funds’ actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Trust or Customer’s service requirements change, or (iii) there is a change in Applicable Law that results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, as set forth in further detail in Section 2.6(c) hereof.

(b)

Invoices will be payable within thirty (30) days of the receipt of the invoice. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

(c)

All amounts payable to J.P. Morgan under this Agreement shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. The Customer agrees to indemnify J.P. Morgan on an after-tax basis for the full amount of any taxes, fees, expense assessments or other charges paid by J.P. Morgan and any liability

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(including penalties, interest and expenses) arising therefrom or with respect thereto, relating to or in connection with any amounts payable under this Agreement, whether or not such taxes, fees, expenses, assessments or other charges were correctly or legally asserted. If the Customer shall be required by applicable Law to make any deduction or withholding on account of taxes with respect to any amount payable hereunder, then it shall (i) pay such additional amounts so that the net amount received by J.P. Morgan of such payment is not less than the amount which J.P. Morgan would have received had no such deduction or withholding been made, and (ii) promptly deliver to J.P. Morgan all tax receipts evidencing payment of taxes so deducted, or withheld.

(d)

If J.P. Morgan or any other J.P. Morgan Indemnitee is required by governmental regulation, summons, subpoena or other legal process to produce its documents, or to produce its personnel as witnesses, with respect to any Services provided under this Agreement, the Customer will, so long as such J.P. Morgan Indemnitee is not the subject of the investigation or proceeding in which the information or testimony is sought, reimburse such J.P. Morgan Indemnitee for its professional time and expenses (including counsel fees) incurred in responding to such requests. Nothing in this Section shall be deemed to limit in any manner the indemnification rights of J.P. Morgan Indemnitees provided in this Agreement.

(e)

If Customer requests that J.P. Morgan repeat its performance of any of the Services, other than as a result of an error by J.P. Morgan, then Customer shall compensate J.P. Morgan at the customary hourly rates for the performance of such Service.

(f)

Customer shall compensate J.P. Morgan at its customary hourly rates, for any additional work reasonably required to re-process any incorrect or incomplete information, or for remediation efforts needed to correct any error in information, transitioned to itduring the transition period from the Fund’s prior administrator to J.P. Morgan from or at the direction of the Customer or a prior administrator.

5.   ADDITIONAL PROVISIONS

5.1.	Representations of the Customer and J.P. Morgan.

(a)

The Customer represents, warrants and covenants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer, (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan, and (v) no Instruction by the Customer or its Authorized Persons will contravene Applicable Law. J.P. Morgan may rely upon the representations or certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all Liabilities arising directly or indirectly from any such certifications in accordance with the indemnity in Section 6.1(c).

(b)

J.P. Morgan represents and warrants that (i) it is a duly established and validly existing legal entity and all necessary approvals, permits, authorisations and licences from any regulatory authority or required by it under Applicable Law to perform the Services hereunder have been obtained and all actions have been taken by it to comply with all legal and other requirements necessary to ensure that by entering into this Agreement and performing its obligations hereunder it does not violate any laws or regulations applicable to it or the terms of any such necessary approvals, permits, authorisations or licenses; assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iv) it will comply at all time with J.P. Morgan’s group policy in respect of monitoring, assessing, and managing any conflicts of interest that arise. To the extent permitted by law, J.P. Morgan makes no warranties or representations of any kind, whether express or implied, concerning any of the Reports or the Services.

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5.2.	The Customer to Provide Certain Information to J.P. Morgan.

(a)

The Customer shall provide to J.P. Morgan a copy of the Trust’s Governing Documents and Offering Documents of the Funds. Customer also shall provide to J.P. Morgan a copy of any proposed amendments to the Trust’s Governing Documents and Offering Documents of the Funds a reasonable amount of time prior to such amendment becoming effective. If any such proposed amendment is inconsistent with the terms and conditions of this Agreement, J.P. Morgan shall not be required to act in accordance with the amendment until the Change Control process in Section 2.6 has been completed.

(b)

The Customer will promptly provide J.P. Morgan such other information as J.P. Morgan may reasonably request, including (i) the Funds’ current audited and unaudited financial statements, (ii) any contracts or regulatory documents that relate to the Services, (iii) information about the Funds’ assets.

(c)

J.P. Morgan shall be entitled to rely on information provided by the Customer, and other service providers of the Customer, and shall not be required to independently review or validate such information.

5.3.	U.S. Regulatory Disclosure; Certain Information of the Customer.

(a)

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer and theTrust’s identity, including, without limitation, the Trust’s name, address and organizational documents (“Identifying Information”). The Customer and Trust agree to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)

The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Customer and Trust shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Customer agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral.

5.4.	Redistribution of Data from Third Parties.

The Reports and other output from the Services provided by J.P. Morgan to the Customer under this Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will notify the Customer of any such restrictions that may affect the Customer’s use of the that data to the extent provided herein, and shall use reasonable efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. Customer acknowledges that its continued use of such data as provided herein shall constitute Customer’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers.

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5.5.	Intellectual Property Rights.

(a)

As between the Customer, the Trust and J.P. Morgan, the Intellectual Property Rights in and to any documentation or other materials provided by the Customer and maintained by J.P. Morgan for the Customer and/or Trust (“Customer Materials”), shall be owned by the Customer or Trust, as applicable, and remain subject to the terms and conditions of this Agreement. The Customer grants to J.P. Morgan a non- exclusive, perpetual, royalty free, fully-paid, sublicensable, worldwide right and license to use, adapt, display, modify, merge, reproduce, translate and create derivative works from the Customer Materials as may be necessary or desirable for the performance by J.P. Morgan of its obligations or the exercise of its rights under this Agreement. The Customer represents, warrants and covenants that the Customer Materials and J.P. Morgan’s use thereof shall not infringe upon or otherwise violate the Intellectual Property Rights of any third party; and

(b)

the Intellectual Property Rights in and to any and all of J.P. Morgan’s methodologies, processes, working documents, know-how and techniques of any kind developed, created or used in connection with this Agreement are owned by J.P. Morgan.

5.6.	Insurance.

During the continuance in force of this Agreement and for a period of six (6) years following the expiry of the term of this Agreement J.P. Morgan will have in place and maintain professional indemnity and other relevant insurance cover at a level it considers appropriate. J.P. Morgan will provide summary information regarding its general insurance coverage to the Customer and the Manager annually and upon written request.

5.7.	Confidentiality.

(a)

Subject to Section 5.7(b) below, J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)

any subcontractor, agent, service provider, vendor or any other person that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant Services under this Agreement;

(ii)	its professional advisors, auditors and public accountants;

(iii)	its branches and J.P. Morgan Affiliates only to the extent necessary to provide the Services under this Agreement; and

(iv)

any revenue authority or any governmental entity in relation to the processing of any tax claim, and provided, with respect to (i), (ii) and (iii), that J.P. Morgan will ensure that any such person is made aware of the confidential nature of the information and bound by obligations of confidentiality no less onerous than those set out in this Agreement.

5.8.	Use of J.P. Morgan’s Name.

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior written consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as sub-administrator to the Funds.

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6.   WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

6.1.	Standard of Care; Liability.

(a)

J.P. Morgan will use reasonable care in performing its obligations under this Agreement. Reasonable care in this context shall be construed in the context of the standards and practices of reasonably prudent providers routinely performing similar services as those contemplated herein. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)

Subject to Section 6.2, J.P. Morgan will only be liable for the Customer’s direct Liabilities to the extent they result from J.P. Morgan’s fraud, negligence, bad faith, recklessness or willful misconduct in performing its duties as set out in this Agreement (including the selection, appointment or use by J.P. Morgan of any Information Provider).

(c)

The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has not acted with negligence, bad faith, recklessness or engaged in fraud or willful misconduct in connection with the Liabilities in question. J.P. Morgan shall give notice in writing on any Liability in respect of which the Customer is or may not be obligated to provide an indemnification pursuant to this Agreement as soon reasonably practicable once J.P. Morgan is aware such Liability has arisen or is aware of any circumstances which may give rise to a Liability or claim against J.P. Morgan; provided, however, for the avoidance of doubt, that failure to timely provide such notice shall not eliminate J.P. Morgan’s right to indemnification. J.P. Morgan shall not be required to take any legal action on behalf of the Customer other than on such terms (including terms as to its being fully indemnified to its reasonable satisfaction for all costs and liabilities) as J.P. Morgan may in its absolute discretion require.

6.2.	Limitations of J.P. Morgan’s Liability.

(a)

Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect); (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer; (iii) any Liabilities suffered by any person as a result of the failure of any of the Dependencies to be met; (iv) the assumptions made by J.P. Morgan in good faith in preparing a Report proving to be incorrect, inaccurate or inapplicable or any assumption which could or should have been made not being made; (v) any Liabilities arising as a consequence of the Customer using, or providing to any other person to use, any Report or information in or derived from or based on any Report, to make decisions (including Investment Decisions) in respect of the Funds; or (vi) any Liabilities suffered by any person relating to any decisions made by J.P. Morgan in complying with the AML/Sanctions Requirements.

(b)

Subject to its obligation under Section 6.1(c) to indemnify the J.P. Morgan Indemnitees, the Customer shall not be liable for any indirect, incidental, consequential or special damages (including without limitation, loss of profits) of any form incurred by any J.P. Morgan Indemnitee whether or not foreseeable and regardless of the type of action which such a claim may be brought.

(c)

Notwithstanding any provision herein that may be to the contrary, the maximum aggregate liability of J.P. Morgan and J.P. Morgan Indemnitees, in any calendar year, in respect of any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year, shall not exceed an aggregate amount equal to two (2) times the total annual administration fees.

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6.3.	FORCE MAJEURE.

(a)

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will not be liable, however, for any Liabilities of any nature that the Customer or any third party may suffer or incur, caused by an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), theft, cyber-attack, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, power failures or any other cause beyond the reasonable control of J.P. Morgan. J.P. Morgan shall make reasonable efforts to minimise the impact of such force majeure events. The parties hereto acknowledge that Services may be suspended due to such a force majeure event to the extent that J.P. Morgan is prevented, hindered or delayed by such event. In those circumstances, as soon as reasonably practicable after the commencement of a force majeure event, J.P. Morgan shall notify the Customer of the occurrence of the force majeure event, the date of commencement thereof and the effect thereof on J.P. Morgan’s ability to perform its obligations under this Agreement and shall also notify the Customer of the cessation of the event.

(b)

To the extent that the Customer does not receive Services contemplated by this Agreement due to the occurrence of a force majeure event: (i) the Customer will have no obligation to pay the fees relating to those specific elements of the Services which are not received; (ii) the fees will reflect those elements of the Services which are actually provided; (iii) J.P. Morgan will continue to provide the remainder of the Services (if any); and (iv) the Customer will pay the fees in relation to those elements of the Services which continue to be provided.

(c)

An unaffected Party may terminate the affected component of the Services or this Agreement in its entirety on written notice to the affected Party if, as a result of a force majeure event, the affected Party is prevented or delayed in the performance of its obligations under this Agreement for a continuous period of more than sixty (60) Business Days after the day on which the force majeure event starts.

6.4.	Parties May Consult with Counsel.

Either Party will be entitled at its own cost and expense to rely on, and may act upon the advice of professional advisors (which may be the professional advisors of the other Party) in relation to matters of law, regulation or market practice and no Party shall incur any liability in acting in good faith in accordance with the advice of such professional advisors.

6.5.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result.

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the markets in which the Customer participates, provide brokerage services to other customers, act as financial adviser to the issuer of securities in which the Customer invests, act in the same transaction as agent for more than one customer, have a material interest in the issue of securities; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information to the Customer.

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7.   TERM AND TERMINATION

7.1.	Term and Termination.

(a)

This Agreement shall be in effect for an initial term of five (5) years from the Service Commencement Date (the “Initial Term”). Following the Initial Term, this Agreement shall be in effect until a valid termination notice is given by J.P. Morgan upon at least one hundred and eighty (180) days’ prior written notice or by Customer upon ninety (90) days’ prior notice.

7.2.	Other Grounds for Termination

(a)	Either party may terminate this Agreement immediately on written notice to the other party upon the occurrence of any of the following:

(i)

the other party commits any material breach of this Agreement and fails to remedy such breach (if capable of remedy) within thirty (30) days of the party in breach being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach; or

(ii)

the other party (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing; or

(iii)	the relevant federal or state Regulatory Authority withdrawing its authorization of either party.

(b)

In the event of the termination of the custody agreement between J.P. Morgan and the Customer, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the Customer to a successor custodian.

7.3.	Transition following Termination.

The Customer will appoint a new sub-administrative service provider as soon as reasonably possible after receiving a notice of termination, provided that if Customer has not transitioned to a new administrative service provider as of the date of termination, J.P. Morgan will continue to provide the Services at the fees agreed upon by the Customer and J.P. Morgan Customer agrees to pay of such reasonable expenses and charges as J.P. Morgan customarily charges in connection with such transition. Subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer a copy of such records and related supporting documentation held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance.

8.   MISCELLANEOUS

8.1.	Notices.

(a)

Unless the Customer and J.P. Morgan have agreed otherwise, J.P. Morgan may, subject to Applicable Law, provide any notice to Customer required under this Agreement, other than a notice pursuant to Section 7, by either posting it on J.P. Morgan’s website or portal or, at its option, by other reasonable means

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(b)	Any notices relating to any change in fee provisions will be notified to Customer by email at the email address provided by the Customer to J.P. Morgan.

(c)

Notices pursuant to Section 7 shall be sent or served by registered mail, nationally recognized delivery service, courier service or hand delivery to the address of the respective party as set out on Annex I, unless at least two (2) days’ prior written notice of a new address is given to the other party in writing.

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned; except that J.P. Morgan may assign this Agreement without the Customer’s consent (a) to any J.P. Morgan Affiliate or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

8.3.	Entire Agreement and Amendments.

This Agreement, including any Schedules, Appendices and Annexes, sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement. Amendments shall be in writing and signed by both parties.

8.4.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York , as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

8.5.	Severability; Waiver; and Survival.

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

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(c)	The parties’ rights, protections, and remedies under this Agreement, which have accrued prior to termination, shall survive its termination.

8.6.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.7.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

JANUS CAPITAL MANAGEMENT LLC	JPMORGAN CHASE BANK, N.A

By:	By:

Name:	Nick Cherney	Name:

Title:	Head of Exchange Traded Products	Title:

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Annex I

List of Funds

⬛	Janus Henderson Short Duration Income ETF

⬛	Janus Henderson Mortgage-Backed Securities ETF

⬛	Janus Henderson Small Cap Growth Alpha ETF

⬛	Janus Henderson Small/Mid Cap Growth Alpha ETF

⬛	The Long-Term Care ETF

⬛	Janus Henderson AAA CLO ETF

⬛	Janus Henderson U.S. Real Estate ETF (effective as of fund launch)

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Annex II

Form of Joinder

JOINDER TO FUND SERVICES AGREEMENT

This Joinder (“Joinder”) to the FUND SERVICES AGREEMENT, dated [                    ] among each of the Customers listed on Annex I thereto and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as amended as of the date hereof (the “Agreement”), is made and entered into as of [DATE], between [NEW CUSTOMER] (“New Customer”) and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, New Customer requests that J.P. Morgan provide the Services to New Customer under the terms and conditions set forth in the Agreement; and

WHEREAS, J.P. Morgan agrees to provide the Services pursuant to the terms and conditions set forth in the Agreement in respect of the New Customer.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Joinder shall have the meaning ascribed to such terms in the Agreement.

2.	Joinder. New Customer hereby agrees to be subject to and bound by the terms and conditions of the Agreement.

3.	Amendments. The Agreement shall be amended as follows:

(A)	Annex I of the Agreement is hereby amended and restated in its entirety by Annex I hereto.

(B)	Save as amended by this Joinder, the Agreement shall remain in full force and effect.

4.

Representations.   Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Joinder, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Joinder.

5.

Entire Agreement.   This Joinder and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Joinder are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Joinder shall prevail as between the parties.

6.

Counterparts. This Joinder may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Joinder by executing a counterpart and this Joinder shall not take effect until it has been executed by both parties.

7.	Law and Jurisdiction. This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Joinder as of the date first above written.

[Include a separate signature block for each New Customer or one for Investment Manager signing on behalf of each New Customer]	JPMORGAN CHASE BANK, N.A.

By:	By:

Name:	Name: Gregory Cook
Title:	Title: Executive Director

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Annex I

List of Customers

Joinder dated [INSERT DATE OF JOINDER] to Fund Services Agreement dated [INSERT DATE OF FUND SERVICES AGREEMENT]

∎	Janus Henderson Short Duration Income ETF

∎	Janus Henderson Mortgage-Backed Securities ETF

∎	Janus Henderson Small Cap Growth Alpha ETF

∎	Janus Henderson Small/Mid Cap Growth Alpha ETF

∎	The Long-Term Care ETF

∎	Janus Henderson AAA CLO ETF

∎	Janus Henderson U.S. Real Estate ETF (effective as of fund launch)

[Note: List of Customers on Joinder should include all current parties to the Fund Services Agreement, along with those added by the Joinder.]

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Annex III

Electronic Access

1.

J.P. Morgan may permit the Customer, and its Authorized Persons and other persons designated by the Customer or its Authorized Persons (collectively “Users”), to access certain electronic systems and applications (collectively, the “Products”) and to access or receive Data (as defined below) electronically in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, including suspension or cancelation of any User Codes, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is known or suspected to be at risk. Access to the Products shall be subject to the Security Procedure.

2.

In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non- transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Users, provided that such use shall be in accordance with the terms of the Agreement, including this Annex. The Customer will not disclose or distribute (and will cause the Users not to disclose or distribute) to any other party, or allow any other party to access, inspect or copy the Products or any Data, except as reasonably necessary in the course of Customer’s management or administration of the funds or accounts for which services are provided under this Agreement. The Customer acknowledges that elements of the Data, including prices, Corporate Action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.

The Customer acknowledges that there are security, cyberfraud, corruption, transaction error and access availability risks associated with using open networks such as the internet to access and use the Products, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all systems, software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer and its Users to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.

In cases where J.P. Morgan’s website or the Products are unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Users to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products in the absence of J.P. Morgan’s gross negligence, fraud or willful misconduct.

5.

Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to, and will ensure that its Users are advised of and have consented to, such monitoring, tracking and recording, and J.P. Morgan’s right to disclose data derived from such activity in accordance with the Agreement, including this Annex. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including general usage data and aggregated transaction data), provided that J.P. Morgan’s use of such data shall remain, subject to its obligations of confidentiality set forth in this Agreement. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. The Customer hereby expressly consents, and will ensure that its Users

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are advised of and have consented to, J.P. Morgan’s collection, storage, use and transfer (including to or through jurisdictions that do not provide the same statutory protection as the originating jurisdictions(s)) of their personal data. Any personal data collected through, or in connection with, the Customer’s use of the Products shall be subject to J.P. Morgan’s Privacy Policy (available at: https://www.jpmorgan.com/global/privacy) and Cookies Policy (available at: https://www.jpmorgan.com/global/cookies), each as updated from time to time and incorporated herein by reference.

6.

The Customer shall not knowingly upload, post or transmit to or distribute or otherwise publish through the Products or J.P. Morgan’s web site any materials which (i) restrict or inhibit any other user from using and enjoying the Products or the website, (ii) are defamatory, offensive, explicit, or indecent, (iii) infringe the rights of third parties including intellectual property rights, (iv) contain a virus, Trojan horse, worm, time bomb, cancelbot or other harmful component, or (v) constitute or contain false or misleading information.

7.

The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its Users upon written request. The Customer shall not access, and shall not permit its Users to access, the service from any jurisdiction which J.P. Morgan informs the Customer, or which the Customer has actual knowledge, that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the Users, the Customer shall obtain from User all necessary consents to enable J.P. Morgan to process data concerning that User for the purposes of providing the Products.

8.

The Customer will be subject to and shall comply with Applicable Law with regard to its use of the Products, including Applicable Law concerning restricting collection, use, disclosure, processing and free movement of the Data.

9.	The Customer shall be responsible for the compliance of its Users with the terms of this Annex.

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Schedule 1

Services

Scope of Service

Fund Accounting

NAV Calculation:

Accounting Basis: Books and records maintained in alignment with fund domiciled GAAP and Client Instruction

Portfolio trades processing- market standard automated trade files

Corporate Actions processing

Portfolio Income Recognition

Capital Stock Processing

Expense Accruals as per client budget

Foreign Capital Gains Tax Processing

Tracks, accrues and pays country specific capital gain taxes

Tax Reclaim processing

Recordkeeping and reconciliation of global tax reclaims

Reconciliations

Asset Reconciliations

Securities and Cash positions reconciled to the custodian daily

Reconciled non-custody positions against the information as receive from the counter party

Transfer Agent Reconciliation

Calculation of NAV based on a single valuation per day

Share class accounting

Standard NAV delivery timeframes

Asset pricing and reporting

Value assets using client pricing hierarchy matrix

Standard automated vendor inputs, including international fair valuation

Standard valuation oversight reporting (e.g., fair value reports, broker prices, etc.)

Capital stock processing and reconciliation

Automated data file receipt from transfer agent using market standard formats

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Automated NAV transmissions to transfer agent using market standard formats

NAV dissemination - standard JP Morgan automated tools and reporting

Audit reporting and coordination

External audit, SSAE18, and due diligence coordination

ASC 820 and 815 support

Standard client reporting

Standard end-of-day accounting Information

Standard risk oversight reporting (e.g.. aged receivables, stale prices, etc.)

Fund Event Activity processing

Asset Transfers - In Kinds, Fund Mergers

Fund Launches

Fund Closures

Complex Asset Servicing (Optional Service Additional Fees Apply)

Trade Processing (OTCs/CFDs)

Daily automated capture of new, cancelled, corrected trade instructions from client/fund manager using J.P. Morgan standard formats, meeting minimum data requirements

Manual trade capture is defined as a fax or email transmitted instruction and will incur the additional charge outlined in the rate card

OTC Valuation & Processing

Calculation of cash flow events for supported instruments or receipt of cash events for non-supported instruments

Sourcing of independent valuations from approved vendors such as PricingDirect, Markit, SuperDerivatives

Sourcing of non-independent valuations from fund manager/client/counterparty

Valuation validation including day-on-day tolerance checks

Reconciliation of positions to fund manager/client and clearing broker

Reconciliation of positions and valuations to counterparty for independently valued instruments

Cash break management in relation to the accounting ledger

CFD Processing

Processing of financing, resets, corporate actions, dividends and accruals into accounting system

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Reconciliation of positions, market price/value, dividends, financing and cash balances to prime brokers

Cash break management in relation to the accounting ledger

Bank Loan Processing

Establish and maintain bank loan facility and contract information

Process transactions and lifecycle events from settlement documents and funding memos as instructed by the investment manager or agent bank

Perform monthly position reconciliation between the loan system and agent bank notices

Perform reconciliation of cash balances reflected in the loan system to the bank account, assuming segregated custody account for bank loan activity

Independent valuation of the syndicated bank loan portfolio and Manager sourced prices/valuations/write-downs applied for bilateral loans

ETF Services

Fund Administration

Financial and Regulatory Reporting

Preparation and review of annual and semi-annual Financial Statements

Standard JPMorgan format to comply with GAAP and Regulatory Filing requirements

Schedule/Portfolio of Investments are to be prepared using JPMorgan’s standard naming, asset type, country and sector naming conventions

Preparation of extended trial balance and working papers in JPM Standard format

Use of Workbooks, bulk and exception based processing, enabling analytical reviews

Use of Snippets to automate the narrative section of the notes to financial statements

Preparation of maximum of 3 sets of draft accounts (including notes and disclosure figures) including Audit Pack requirements

Coordinate comments and updates to drafts

Generation of final version provided to printer and client for distribution

JPMorgan to coordinate audit process and planning timetable

Preparation of audit confirmation letter

Monitor audit progression including attending weekly meetings with client and auditors to ensure issues are properly addressed

Publishing Services (Optional Services – Additional Fees Apply)

Production of stylized, print ready semi-annual and annual Financial Statements

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Creation of style guide/template to client specifications (branding, front cover, graphs, etc.)

Manage collection of client provided content, for example:

Fund performance at a glance

Chairman’s Perspective or Manager Letter

Results of proxy voting

Assemble final content inclusive of standard financial reporting material

EDGAR ready output where applicable

Preparation and coordination of the semi-annual and annual report Edgar filing version for Form N-CSR

Preparation and Filing Form N-CEN

Preparation and Filing Form N-PORT

Monthly aggregation of fund data from JPM systems and internal IS reports

Acquisition and incorporation of client and third party supplied data

Preparation of portfolio holdings (Schedule F) for 1st and 3rd fiscal quarter-end

Quarterly filing of Form N-PORT

Optional NPORT Services – Additional Fees Apply:

Risk Metrics: Ability to obtain fund risk metrics sourcing directly from ICE, an external vendor

Liquidity Classifications: Ability to obtain fund liquidity classification sourcing from ICE, and external vendor

Preparation and Filing Form N-Liquid upon client notification and confirmation

Preparation and Filing Form N-CR upon client notification and confirmation

Treasury Services

Fund Expense Administration

Prepare fund expense budgets

Detailed budget to be agreed with client on scheduled frequency

Expense accruals as per client budget

Expense Calculations

Management and Contractual Fee Calculations

Expense Cap and Basis Point Analysis - class and by contractual fee type

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Maintenance of Fee waivers

Expense Processing and Reimbursements

Generation of payment instruction (i.e. Investment management fees or direct payment of invoices as per client arrangement)

Execution of fund invoice payments

Process reimbursement of waiver

Distributions

Distributions calculated on client-instructed frequencies

Income forecasting based upon historical declared and paid dividends (annual support for excise)

Preparation of ICI Primary/Secondary to support tax characterization of distributions

Provision of Data for 1099 DIV insert letters

Section 19 Reporting requirements for estimates of fund distributions

Fund Performance

Fund Performance - NAV total return reporting

Calculate & provide NAV total return performance across standard time periods

Price return performance calculation

After-tax (pre/post liquidation) performance if applicable

Gross of fee & unsubsidized yield reporting (without waivers)

Reporting

Support SEC yield calculation (daily, 7 day, 30 day, subsidized, unsubsidized)

Standard industry survey preparation and dissemination

Calculation of portfolio turnover and cost roll forward (annually)

Financial Statement and statement of additional income support (annually)

Calculate and provide specific financial and compliance data to support financial statement process

Tax Services

Fiscal Tax Provisions: Prepare Fiscal Tax Provisions by performing specific book/tax adjustments

Passive Foreign Investment Company Income (PFIC) Support

Determine PFIC positions in conjunction with income and excise tax distributions (JPM will rely on the E&Y PFIC database which Client must pay E&Y for access.)

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Annual Shareholder Reporting

Calculate the tax character of distributions for each calendar year for annual tax information reporting under IRC, e.g. Form 1099-DIV to include Standardized ICI Primary, ICI Secondary and NRA layouts

Financial Statement Support- Preparation and Review of:

ROC SOP disclosure

Tax footnote disclosure by calculating:

Tax cost of securities

Capital loss carryovers

Dividend received deduction (DRD)

Tax exempt income

Qualified Dividend Income (QDI)

Foreign Tax Credit (FTC)

Excise Tax Provisions

Prepare excise tax provisions including one estimate, including calculations of net investment income and realized capital gains, including the book/tax adjustments for fiscal tax provisions outlined above

Additional Full Provision Preparation

Capital Gain Estimates

Distribution Support with Tax Analysis

Preparation and Review of Tax Returns

Federal income tax return(s)

State income tax return(s)

City income tax return(s)

Excise tax return(s) and extension(s)

Electronically file all returns and extensions that are subject to an e-file mandate

Signature of Tax Returns as Paid Preparer by KPMG

Paper file executed returns and extensions not subject to an e-file mandate as requested by JPMC

Compliance Reporting Services

Quarterly diversification and gross income testing related to IRC compliance

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Regulatory Services

Where requested by Customer from time to time, J.P. Morgan will provide the following services:

Prepare and file with the SEC Registration Statement filings made on Form N-1A, including preparation of the Prospectus, SAI and Part C for the Fund(s), which shall include annual updates to the Registrations Statements as well as Registration Statements for new Funds;

Prepare, if requested, and file with the SEC any supplements to the Prospectus and SAI for the Fund(s).

Prepare and file with the SEC Registration Statement-related filings, including Rule 497(c), Rule 497(j) and Rule 497(k) filings.

Prepare and coordinate filing of Form N-PX, if requested;

Prepare and file correspondence and any other required communications with the SEC related to the regulatory filings identified above, if requested;

As may be reasonably requested from time to time, provide reports/information requested with regard to routine regulatory examinations of the Trust to the client and work closely with the client for information/data housed at JPM in response to any non-routine regulatory matters;

Maintain awareness of significant emerging regulatory and legislative developments that may affect the above-listed regulatory filings for the Trust and update the investment adviser on those developments

File fidelity bonds prepared by the Trust’s insurance providers with the SEC, if requested.

Maintain general regulatory filings calendars and filing specific production schedules

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Appendix A to Schedule 1

Net Asset Value Error Correction Policy & Procedures

1.	Definitions

As used in Schedule 1 to which this Appendix A is attached, the following terms shall have the meaning hereinafter stated:

“Fund” means an investment fund for which J.P. Morgan provides NAV calculation services under the Agreement.

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Unitholders effecting transactions suffer a corresponding loss (a “Unitholder Loss”).

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Unitholders effecting transactions received a corresponding benefit.

“NAV” shall mean the net value of a Fund’s assets and liabilities.

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least USD 0.010 (one cent) per Unit. This computation is based upon the actual difference and is not based upon any rounding of the NAV.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Net Fund Loss (Benefit) Amount” means an amount equal to the difference between (i) the aggregate amount of Fund Losses less (ii) the aggregate amount of Fund Benefits arising out of a given NAV Error. This amount shall be a” Net Fund Loss Amount” when a positive number and a “Net Fund Benefit Amount” when a negative number.

“Per Unit NAV” shall mean the result obtained by dividing a Fund’s NAV by the number of existing Units of the Fund. In determining Unit value, fractions will be taken to two or four decimal places, as agreed upon with the Customer. Unit value shall be determined as of each valuation date before taking into account additions to and withdrawals from the Fund occurring as of such valuation date.

“Per Unit NAV Error” is the difference between the originally computed per Unit NAV, and the amount that would have been computed had the errors not occurred.

“Unitholder” means a holder of one or more Units.

“Units” means the units or shares issued by the Fund.

The term “responsible person” means one or more persons who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	General Principles

J.P. Morgan shall not be liable for any Unitholder Loss, Fund Loss or Net Fund Loss Amount in the absence of J.P. Morgan’s negligence. J.P. Morgan shall not be liable for (i) the accuracy or completeness of any information provided to J.P. Morgan by any Information Provider, (ii) values stated

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by the trustee of any group trust, including common and collective funds (each, a “Group Trust”), which shall be reported at the value stated by the trustee of the Group Trust (other than when J.P. Morgan is the trustee), (iii) the net asset value or other unit or share value as announced by any limited partnership, limited liability company, investment company, or other fund or its operator, (iv) any redemption fees, surrender charges or similar fees or charges imposed on any investment held by the Fund; or (v) NAV errors, as described in Section 3(a) below.

3.	Error Correction Procedures

The following procedures will be utilized by J.P. Morgan with respect to NAV error corrections:

(a)	If the error in the computation of the net asset value is less than USD 0.010 (one cent) per Unit, no action shall be taken.

(b)

If a Per Unit NAV Error is less than 1⁄2 of 1% (one half of one percent) of the originally computed Per Unit NAV, J.P. Morgan, on behalf of the Fund, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a Net Fund Loss Amount, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a Net Fund Benefit Amount, no action needs to be taken; however, such Net Fund Benefit Amount should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)

If the Per Unit NAV Error equals or exceeds 1⁄2 of 1% (one half of one percent) of the originally computed Per Unit NAV, 1) account adjustments should be made to compensate Unitholders for Unitholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)

With respect to individual Unitholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Unitholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Unitholder account as of the date of the NAV Error, for additional Units. Nevertheless, no correction of a given individual Unitholder account shall be made unless the applicable Unitholder Loss for such Unitholder equals or exceeds a de minimis amount of USD 25 (twenty-five dollars).

(ii)

With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Unitholders to reimburse the Fund for the amount of the Fund Losses. (Note that there is no netting of Fund Losses (as described in (b) above) where the error equals or exceeds 1⁄2 of 1% (one half of one percent) of NAV, to the extent benefits were paid out by the Fund to Unitholders as account adjustments).

(d)

In the case of an NAV Error that fluctuates above and below 1⁄2 of 1% (one half of one percent), individual Unitholder adjustments should be effected for those days where the NAV Error was equal to or exceeded 1⁄2 of 1% (one half of one percent). With respect to the remaining days, the Fund level process described above in Section 3(a) above shall apply.

(e)

If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)

In cases where an NAV Error (as described in (c) above) has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Unitholder’s Units upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from an NAV Error for which J.P. Morgan is a responsible person,

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J.P. Morgan‘s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)

In cases where J.P. Morgan is not the responsible person with regard to a NAV Error, J.P. Morgan and Customer agree to discuss and negotiate in good faith the scope of remediation work to be performed and the additional compensation, if any, to be paid to J.P. Morgan for such remediation work.